Exhibit 11

LANDAMERICA FINANCIAL GROUP, INC. AND SUBSIDIARIES

Statement Re:  Computation of Earnings Per Share

The information required by this Exhibit is contained in Note 9 to the Consolidated Financial Statements of LandAmerica Financial Group, Inc. and its subsidiaries as of December 31, 2002 and 2001and for the three years in the period ended December 31, 2002 on pages F-25 and F-26 of this report.